Exhibit (d)(3)

AutoWeb, Inc. 6410 Oak Canyon, Suite 250 Irvine, CA 92618 Phone: (949) 225-4500 www.autoweb.com	Glenn E. Fuller Executive Vice President, Chief Legal Officer and Secretary Direct Line: 949.862.1392 glenn.fuller@autoweb.com

May 5, 2022

Via email payam@zamani.org

Mutual Confidentiality and Non-Disclosure Agreement

One Planet Group, LLC
1820 Bonanza Street
Walnut Creek, California 94596
Attention: Payam Zamani, Founder, Chairman and Chief Executive Officer

Dear Mr. Zamani:

In order to allow AutoWeb, Inc., a Delaware corporation (“AutoWeb”), and One Planet Group LLC, a California limited liability company (“One Planet”), to discuss and evaluate a possible transaction or other business relationship involving our companies or affiliated entities of our companies (“A Possible Transaction or Business Relationship”), each party to this Mutual Confidentiality and Non-Disclosure Agreement (“Agreement”) may deliver (the delivering party in such capacity is referred to herein as the “Disclosing Party”) to the other party (the receiving party in such capacity is referred to herein as the “Receiving Party”) certain information about the business, properties, financial condition and operations of the Disclosing Party or certain affiliated entities of the Disclosing Party.

All information about the Disclosing Party or any of its affiliated entities furnished by the Disclosing Party or its Representatives (as defined below), whether furnished before or after the date hereof, in connection with a Possible Transaction or Business Relationship, whether oral or written, and regardless of the manner in which it is furnished, is referred to in this Agreement as “Proprietary and Confidential Information.” Proprietary and Confidential Information does not include, however, information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives; (ii) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives; (iii) becomes available to the Receiving Party on a nonconfidential basis from a person other than the Disclosing Party or its Representatives who is not known by the Receiving Party at the time of the receipt of the Proprietary and Confidential Information to be otherwise bound by a confidentiality agreement with, or other obligation of confidentiality to, the Disclosing Party or any Representative of the Disclosing Party; or (iv) is independently developed by the Receiving Party without use of the Proprietary and Confidential Information of the Disclosing Party. As used in this Agreement, (i) the term “Representative” means, as to any person, such person’s affiliated persons and such person’s or such affiliated persons’ directors, officers, employees, agents, advisors (including, without limitation, financial and investment banking advisors, counsel and accountants) who (1) are actively and directly participating in the Receiving Party’s evaluation of a Possible Transaction or Business Relationship or who otherwise need to

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May 5, 2022

know the Proprietary and Confidential Information for the purposes of discussing and evaluating a Possible Transaction or Business Relationship; (2) have signed confidentiality agreements containing, or are otherwise bound by, confidentiality obligations at least as restrictive as those contained herein; and (3) are notified by the Receiving Party of this Agreement and required to observe the terms of this Agreement; and (ii) the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

Except as required by law, unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party agrees (i) to keep all Proprietary and Confidential Information confidential and not to disclose or reveal any Proprietary and Confidential Information to any person other than the Receiving Party’s Representatives; (ii) not to use Proprietary and Confidential Information for any purpose other than in connection with the Receiving Party’s evaluation of the a Possible Transaction or Business Relationship or the consummation of a Possible Transaction or Business Relationship in a manner that the Disclosing Party has approved, and more specifically not to use Proprietary and Confidential Information to compete with the Disclosing Party; and (iii) not to disclose to any person other than Receiving Party’s Representatives any information about a Possible Transaction or Business Relationship, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Proprietary and Confidential Information has been made available to the Receiving Party or the Receiving Party’s Representatives. The Receiving Party will be responsible for any breach of the terms of this Agreement by the Receiving Party or the Receiving Party’s Representatives. The Receiving Party acknowledges that it is aware, and that it has advised or will advise any person or entity to whom or which Receiving Party divulges, furnishes or otherwise discloses any of the Proprietary and Confidential Information that, in general, the United States securities laws prohibit any person or entity who or which possesses material, non-public information regarding a publicly-held company from purchasing or selling securities of such company or from communicating the information to any person or entity.

In the event that the Receiving Party is requested pursuant to, or required by, applicable law or regulation or by legal process (other than as a result of an affirmative action taken by the Receiving Party that triggers the disclosure obligation) to disclose any Proprietary and Confidential Information or any other information concerning a Possible Transaction or Business Relationship, the Receiving Party will provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party to seek an appropriate protective order or other remedy, to consult with the Receiving Party with respect to the Disclosing Party taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Agreement. In any such event the Receiving Party will use the Receiving Party’s best efforts to ensure that all Proprietary and Confidential Information and other information that is so disclosed will be accorded confidential treatment.

The Receiving Party acknowledges that neither the Disclosing Party nor any of the Disclosing Party’s Representatives, nor any of the respective officers, directors, employees, agents or controlling persons of the Disclosing Party or such Representatives makes any express

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May 5, 2022

or implied representation or warranty as to the accuracy or completeness of any Proprietary and Confidential Information, and the Receiving Party agrees that none of such persons shall have any liability to the Receiving Party or any of the Receiving Party’s Representatives relating to or arising from the Receiving Party’s or Receiving Party Representative’s use of any Proprietary and Confidential Information or for any errors therein or omissions therefrom. The Receiving Party also agrees that neither the Receiving Party nor any of the Receiving Party’s Representatives is entitled to rely on the accuracy or completeness of any Proprietary and Confidential Information and that the Receiving Party shall be entitled to rely solely on such representations and warranties regarding Proprietary and Confidential Information as may be made to the Receiving Party in any definitive agreement relating to a Possible Transaction or Business Relationship, subject to the terms and conditions of such definitive agreement.

The Receiving Party agrees that the Receiving Party will not, without the prior written consent of the Disclosing Party: (i) acquire, offer to acquire, propose (whether publicly or otherwise) to acquire, announce any intention to effect or cause or participate in or in any way assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any securities (or beneficial ownership thereof) or direct or indirect rights to acquire any securities of the Disclosing Party or any subsidiary thereof, or of any successor to or person in control of the Disclosing Party, or any assets of the Disclosing Party or any subsidiary or division thereof or of any such successor or controlling person; (ii) participate in (1) any tender or exchange offer, merger or other business combination involving the Disclosing Party or any of its affiliates; (2) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Disclosing Party or any of its affiliates; or (3) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Disclosing Party or any of its affiliates; (iii) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; (iv) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Disclosing Party or any of its affiliates; (v) take any action which might force the Disclosing Party to make a public announcement regarding any of the types of matters set forth in clause (i) above; or (vi) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, the Receiving Party may make confidential proposals regarding a transaction to, and have related confidential communications with, the Disclosing Party, provided that such communications would not be reasonably expected to legally require the Disclosing Party to make a public announcement regarding such proposals or communications. The foregoing provisions of this paragraph are referred to herein as the “Standstill Provisions.”

The Receiving Party agrees that, without the Disclosing Party’s prior written consent, the Receiving Party will not directly or indirectly solicit for employment or employ or encourage to leave the employ of the Disclosing Party any person who is now employed by Disclosing Party or any subsidiaries thereof or employed at any time while the Receiving Party is evaluating possible transactions or other business relationships under the terms of this Agreement; provided, however,

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May 5, 2022

that the Receiving Party shall not be prohibited from employing any such person who (i) contacts the Receiving Party on such person’s own initiative and without any direct or indirect solicitation by the Receiving Party or (ii) responds to a general advertisement or posting placed by the Receiving Party.

By entering into this Agreement and disclosing Proprietary and Confidential Information to the Receiving Party, Disclosing Party shall not be deemed to transfer, convey, or license any property rights in its respective Proprietary and Confidential Information, including any intellectual property rights, including any copyright, patent, trademark, or trade secrets). Disclosing Party shall retain all right, title, and interest in its Proprietary and Confidential Information, including intellectual property rights therein, that it would otherwise have. Nothing hereunder shall grant or confer to the Receiving Party any rights by license or otherwise in any of Disclosing Party’s Proprietary and Confidential Information. The Disclosing Party acknowledges that the Receiving Party may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the Disclosing Party’s Proprietary and Confidential Information. Accordingly, nothing in this Agreement shall be construed as a representation or agreement that the Receiving Party shall not develop, or have developed for it, products, concepts, systems, techniques, technology or intellectual property that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Disclosing Party’s Proprietary and Confidential Information, provided that the Receiving Party does not violate any of its obligations under this Agreement in connection with such development.

The Receiving Party agrees that until a definitive transaction agreement regarding a Possible Transaction or Business Relationship has been executed by the Receiving Party and Disclosing Party, neither the Disclosing Party nor any of the Disclosing Party’s Representatives are under any legal obligation and shall have no liability to the Receiving Party of any nature whatsoever with respect to a Possible Transaction or Business Relationship by virtue of this Agreement or otherwise. The Receiving Party also acknowledges and agrees that (i) the Disclosing Party and the Disclosing Party Representatives may conduct a process that may or may not result in a Possible Transaction or Business Relationship in such manner as the Disclosing Party, in the Disclosing Party’s sole reasonable discretion, may determine (including, without limitation, negotiating and entering into a final transaction agreement with any third party without notice to the Receiving Party) and (ii) the Disclosing Party reserves the right to change (in the Disclosing Party’s sole reasonable discretion, at any time and without notice to the Receiving Party) the procedures relating to the Disclosing Party and the Receiving Party’s consideration of a Possible Transaction or Business Relationship (including, without limitation, terminating all further discussions with the Receiving Party). If a party determines that the party does not wish to proceed with discussions regarding a Possible Transaction or Business Relationship, the party will promptly advise the other party of that decision.

In the event that the Disclosing Party, in its sole discretion, so requests in writing at any time, the Receiving Party will, in the Receiving Party’s sole discretion, either (i) promptly deliver to the Disclosing Party all Proprietary and Confidential Information, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the Receiving Party’s

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possession or in the possession of any Representative of the Receiving Party, or (ii) destroy all Proprietary and Confidential Information and, if requested by the Disclosing Party in writing, confirm in writing that the Proprietary and Confidential Information has been destroyed. Notwithstanding the foregoing, the Receiving Party and its Representatives may retain (i) Proprietary and Confidential Information for the purpose of defending their rights and obligations hereunder or to comply with or demonstrate compliance with applicable law, professional standards or bona fide document retention policies, and (ii) data or electronic records containing Proprietary and Confidential Information for the purposes of backup, recovery, contingency planning or business continuity planning so long as such data or records, to the extent not permanently deleted or overwritten in the ordinary course of business, are not accessed except as required for backup, recovery, contingency planning or business continuity purposes.

Without prejudice to the rights and remedies otherwise available to Disclosing Party, the Receiving Party agrees that the Disclosing Party may be entitled to seek equitable relief by way of injunction or otherwise if the Receiving Party or any of the Receiving Party’s Representatives breach or threaten to breach any of the provisions of this Agreement and the Receiving Party hereby waives any requirement for posting a bond in connection therewith.

It is further understood and agreed that no failure or delay by Disclosing Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that state without regard to conflict of laws principles thereof. Each of the Disclosing Party and the Receiving Party consents specifically to the exclusive jurisdiction of the Delaware Court of Chancery. BOTH PARTIES IRREVOCABLY WAIVE ANY RIGHT TO JURY TRIAL.

Neither party will assign or transfer any rights or obligations under this Agreement without the prior written consent of the other party and any attempted assignment, subcontract, delegation, or transfer in violation of the foregoing will be null and void, except that a party may assign this Agreement without such consent to its successor in interest by way of merger, acquisition or sale of all or substantially all of its assets. The terms of this Agreement shall be binding upon a party’s successors and assigns.

This Agreement contains the entire agreement between the parties concerning confidentiality of the Proprietary and Confidential Information, and no modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon a party, unless approved in writing by both parties.

If any provision of this Agreement is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best

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May 5, 2022

accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, electronic mail or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the addresses set forth above or such other address as either party may specify in writing.

This Agreement shall take effect as of the date hereof and terminate on the earlier of (i) one (1) year from the date of this Agreement; (ii) upon termination by either party at any time upon thirty (30) days’ prior written notice to the other party; and (iii) the date as of which a definitive agreement regarding a Possible Transaction or Business Relationship between AutoWeb and One Planet is entered into, and as of such earlier date, this Agreement and all rights, restrictions and obligations hereunder will terminate and be of no further force or effect; provided, however, that (i) the Receiving Party’s obligations of confidentiality and non-use with respect to the Disclosing Party’s Proprietary and Confidential Information shall survive beyond the termination date for a period of one (1) year following the disclosure of such Proprietary and Confidential Information to the Receiving Party; (ii) that the Receiving Party shall treat as confidential and shall not use, disclose or otherwise make available any Disclosing Party Proprietary and Confidential Information that constitute trade secrets (as customarily defined) for as long as the Disclosing Party maintains the confidentiality and trade secrets status of such trade secrets; and (iii) any rights of a party against the other party for any breach of this Agreement prior to its expiration or termination or any breach of obligations that continue after the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement for the statute of limitations applicable to such breach. In addition, only the Standstill Provisions shall terminate on the earlier to occur of (i) a third party entering into an agreement with the Disclosing Party contemplating the acquisition (by way of merger, tender or exchange offer or otherwise) of more than 50% of the outstanding capital or voting stock of the Disclosing Party or assets generating more than 50% of the Disclosing Party’s revenues or any other transaction in which the stockholders of the Disclosing Party prior to such transaction would not own in excess of 50% of the Disclosing Party’s voting stock after such transaction; (ii) a third party not affiliated with the Receiving Party commences or publicly announces its intention to commence a tender or exchange offer for more than 50% of the outstanding voting stock of the Disclosing Party, or securities convertible into or any options or other rights to acquire more than 50% of the outstanding voting stock of the Disclosing Party, and the Disclosing Party’s Board of Directors does not publicly recommend rejection of such tender or exchange offer within 10 business days of such commencement or announcement (or at any time thereafter the Disclosing Party makes a public statement indicating that the Board of Directors of the Disclosing Party no longer recommends rejection of such tender or exchange offer), then, in any such case, the Standstill Provisions shall terminate and cease to be of any further force or effect; and (iii) the six month anniversary of the date of this Agreement.

This Agreement may be executed in counterparts each of which shall be deemed an original and all of which shall be considered one and the same agreement.

One Planet Group LLC
May 5, 2022

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

One Planet Group LLC
May 5, 2022

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Regards,

AutoWeb, Inc., a Delaware corporation

By:	/s/ Glenn E. Fuller
Glenn E. Fuller
Executive Vice President, Chief Legal
Officer and Secretary

Accepted and Agreed
as of the date first written above:

One Planet Group LLC, a California limited liability company

By:	/s/ Tatevik Davtyan
Tatevik Davtyan
Vice President Legal & Compliance